Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Corporation:

We consent to the incorporation by reference in the registration statement Form S-8 (Registration
Nos. 333-213139, 333-204349, 333-181779, 333-144016, and 333-125226) and Form S-3 (Registration No. 333-210615) of Macquarie Infrastructure Corporation of our reports dated February 21, 2017, with respect to the consolidated balance sheets of Macquarie Infrastructure Corporation as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Macquarie Infrastructure Corporation.

/s/ KPMG LLP

Dallas, Texas
February 21, 2017